Exhibit 99.1

The TJX Companies, Inc. Reports Another Year of Double-Digit EPS Growth; Announces New Stock Repurchase Program; Plans 21% Increase in Dividend

FRAMINGHAM, Mass.--(BUSINESS WIRE)--February 22, 2012--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the fiscal year and fourth quarter ended January 28, 2012. All earnings per share figures reflect the Company’s recent two-for-one stock split.

Net sales for the 52-week fiscal year were $23.2 billion, a 6% increase over last year. Consolidated comparable store sales for the year increased 4% over the prior year’s 4% increase. Income from continuing operations for the 52-week fiscal year was $1.5 billion, and diluted earnings per share from continuing operations were $1.93. A number of items (detailed under “Items Impacting Comparability” below) impacted the comparability of earnings per share for both periods. Excluding these items, adjusted diluted earnings per share from continuing operations for the fiscal year were $1.99, a 14% increase over the adjusted $1.75 in the prior year.

For the 13-week fourth quarter ended January 28, 2012, net sales were $6.7 billion, a 6% increase over the prior year. Consolidated comparable store sales for the quarter increased 7% over the prior year. Income from continuing operations for the fourth quarter was $475 million, and diluted earnings per share from continuing operations were $.62. An item (detailed under “Items Impacting Comparability” below) impacted the comparability of earnings per share. Excluding this item, the $.62 in diluted earnings per share for the fourth quarter represents a 17% increase over the adjusted $.53 in the prior year.

Carol Meyrowitz, Chief Executive Officer of The TJX Companies, Inc., stated, “I am extremely proud of our performance in 2011, which marked another great year for TJX and underscores the power of our flexible business model to perform in almost any kind of economic environment. Consolidated comps increased 4% on top of 4% and 6% increases in the two prior years, respectively, and earnings grew substantially over significant growth in each of the past two years. Above all, we delivered extraordinary values on ever-changing assortments of current fashions and brands to consumers, and ended the year with significant gains in customer traffic. We enter a new fiscal year with considerable momentum in our business and are off to a very strong start in 2012. With favorable weather patterns in February, comp store sales are trending toward a 7% increase for the month. We believe our values separate us from other retailers and will continue to draw more customers to our stores. Inventories are lean as we begin the year, which positions us very well to flow fresh spring merchandise to our stores. Importantly, we are very proud of our ability to simultaneously make significant investments in the future growth of our business while continuing to deliver on our sales and earnings expectations. I am optimistic about our near-term abilities and remain very confident in our long-term vision to grow TJX to a $40 billion company and beyond.”

Increase in Shareholder Distributions

The Company also announced today its plans to repurchase approximately $1.2 billion to $1.3 billion of TJX stock during the Fiscal Year ending February 2, 2013. With approximately $225 million remaining at Fiscal 2012 year end under the Company’s existing stock repurchase program, the Company’s Board of Directors approved a new stock repurchase program that authorizes the repurchase of up to an additional $2 billion of TJX common stock from time to time. The new authorization would represent approximately 8% of the Company’s outstanding shares at current prices. The new stock repurchase program marks the 13th program approved by the Board since 1997. Over this period, the Company has spent approximately $10.0 billion on the repurchase of TJX stock. In Fiscal 2012, the Company spent a total of $1.4 billion to repurchase TJX stock, retiring 49.7 million shares on a post-split basis. During the fourth quarter, the Company spent a total of $402 million to repurchase TJX stock, retiring 12.5 million shares on a post-split basis. Under the Company’s repurchase plans, share repurchases may be made from time to time in market or private transactions and may include derivative transactions. The repurchase program announced today has no time limit and may be suspended or discontinued at any time.

The Company also intends to increase the regular quarterly dividend on its common stock to be declared in April 2012 and payable in May 2012 to $.115 per share, subject to the approval of the Company’s Board of Directors. This increase would represent a 21% increase in the current per share dividend and mark the 16th consecutive year that the Company has raised the dividend. Over this period of time, the Company’s dividend has grown at a compound annual rate of 23%.

Meyrowitz commented, “Our business continues to deliver superior financial returns for shareholders and generates enormous amounts of excess cash. In Fiscal 2013, we plan to invest to support our growth, including investments in our supply chain and infrastructure, new stores, store remodels, and building an e-commerce business. Simultaneously, we plan to continue our large share buyback program, with $1.2 billion to $1.3 billion of repurchases planned for Fiscal 2013, and to significantly increase our dividend. The new stock repurchase authorization, the planned dividend increase, and the two-for-one stock split earlier this year all underscore our confidence in our ability to continue to deliver significant increases in sales, earnings, and cash flow, and generate superior financial returns.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division for the full year were as follows:

	Full Year		Full Year
	Comparable Store Sales[1]		Net Sales ($ in millions)[2,3]
	FY2012	FY2011	FY2012	FY2011
In the U.S.:
Marmaxx[4]	+5%	+4%	$15,368	$14,092
HomeGoods	+6%	+6%	$2,244	$1,958
International:
TJX Canada	-1%	+4%	$2,680	$2,510
TJX Europe	+2%	-3%	$2,891	$2,493

TJX[5]	+4%	+4%	$23,191	$21,942

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Sales in Canada and Europe were impacted by foreign currency exchange rates. See below. 3Figures may not foot due to rounding. 4Combination of T.J. Maxx and Marshalls. 5 Includes the former A.J. Wright segment, which had net sales of $9 million in FY12 and comparable store sales of +6% and net sales of $888 million in FY11.

The Company’s comparable store sales and net sales by division, in the fourth quarter, were as follows:

	Fourth Quarter		Fourth Quarter
	Comparable Store Sales[1]		Net Sales ($ in millions)[2,3]
	FY2012	FY2011	FY2012	FY2011
In the U.S.:
Marmaxx[4]	+6%	+3%	$4,398	$4,002
HomeGoods	+10%	+2%	$674	$565
International:
TJX Canada	+3%	+4%	$745	$707
TJX Europe	+10%	-6%	$892	$778

TJX[5]	+7%	+2%	$6,710	$6,332

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Sales in Canada and Europe were impacted by foreign currency exchange rates. See below. 3Figures may not foot due to rounding. 4 Combination of T.J. Maxx and Marshalls. 5 Includes the former A.J. Wright segment, which had comparable store sales of +18% and net sales of $279 million in Q4FY11.

Impact of Foreign Currency Exchange Rates

Changes in foreign exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary-course inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates affect the magnitude of these translations and adjustments, and can have a material impact when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a 1 percentage point favorable impact on consolidated net sales growth for the full Fiscal 2012 year. The movement in foreign currency exchange rates had no impact on consolidated net sales growth in the Fiscal 2012 fourth quarter. The impact of foreign currency exchange rates on earnings per share is discussed below under “Items Impacting Comparability.”

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, www.tjx.com.

Items Impacting Comparability

Certain items that impact the comparability of the full year and fourth quarter to prior year are detailed in the tables below:

	Full Year
	FY2012	FY2011
Reported EPS from continuing operations	$1.93	$1.65
Impact of A.J. Wright Closing	$.04	$.11
Store Conversion/Grand Re-Openings Costs	$.02	-
Impact of Computer Intrusion(s) Provision Adjustment	-	$(.01)
Adjusted EPS from continuing operations	$1.99	$1.75

The Fiscal 2012 and 2011 costs associated with closing A.J. Wright stores, distribution centers and home office, and the sales, operating expenses and operating losses associated with those closures, which are recorded in the A.J. Wright segment, had a significant effect on the comparability of the full Fiscal 2012 year to the prior year. Additionally, the Fiscal 2012 first quarter costs related to the conversion and grand re-opening of certain former A.J. Wright stores to T.J. Maxx, Marshalls and HomeGoods banners, which are recorded in the Marmaxx and HomeGoods segments, also impacted year-over-year comparability of Fiscal 2012 to the prior year.

On a reported basis, fully diluted earnings per share from continuing operations for the full Fiscal 2012 year were $1.93 compared to $1.65 last year. Excluding the items above, adjusted diluted earnings per share for the full year were $1.99, a 14% increase over last year’s adjusted $1.75.

Foreign currency exchange rates also impacted the comparability of full year earnings per share. The overall net impact of foreign currency exchange rates increased full year earnings per share by $.01 compared with a $.01 per share negative impact last year.

	Fourth Quarter
	FY2012	FY2011
Reported EPS from continuing operations	$.62	$.42
Impact of A.J. Wright Closing	-	.11
Adjusted EPS from continuing operations	$.62	$.53

On a reported basis, diluted earnings per share from continuing operations for the fourth quarter of Fiscal 2012 were $.62 compared to $.42 last year. Excluding the Fiscal 2011 item above, diluted earnings per share for the fourth quarter of Fiscal 2012 represent a 17% increase over last year’s adjusted $.53. Foreign currency exchange rates also impacted the comparability of fourth quarter earnings per share. The overall net impact of foreign currency exchange rates negatively impacted fourth quarter earnings per share by $.01 compared with no impact in the prior year.

To provide investors information to assist them in assessing the Company’s ongoing operations on a comparable basis, the Company is providing financial measures that exclude the items detailed above. Throughout this release, the term “reported” refers to information prepared in accordance with accounting principles generally accepted in the United States (GAAP), while the term “adjusted” refers to non-GAAP financial information adjusted to exclude the impact of these items as applicable. Adjusted financial information, along with reconciliations of this information to financial information prepared under GAAP, is available in the Investor Information section of the Company’s website, www.tjx.com.

Fourth Quarter Items

During the fourth quarter, the Company incurred certain charges and benefits that were not anticipated in its original guidance, which impacted its operating results and were previously discussed in the Company’s December and January sales releases. Combined, these items (“fourth quarter items”) reduced earnings per share by $.02 for both the fourth quarter and the full year periods. In addition to impacting earnings per share, these items reduced pretax profit margins by approximately 0.5 percentage point for the fourth quarter and 0.2 percentage point for the full year.

Margins

On an adjusted basis, the Company’s consolidated pretax profit margin from continuing operations for Fiscal 2012 was 10.7%, up 0.1 percentage point over the prior year. The increase was driven by improved gross profit margins, partially offset by selling, general and administrative cost deleverage.

On an adjusted basis, the gross profit margin for Fiscal 2012 was 27.4%, 0.3 percentage point above the prior year, driven by buying and occupancy leverage. On an adjusted basis, selling, general and administrative costs as a percent of sales were 16.5%, 0.2 percentage point above the prior year. This increase reflects the 0.2 percentage point impact of the fourth quarter items mentioned above.

The Company’s consolidated pretax profit margin from continuing operations for the fourth quarter of Fiscal 2012 was 11.3%, up 0.1 percentage point over the prior year’s adjusted pretax profit margin. This increase reflects improved gross profit margins and leverage across the majority of selling, general and administrative expense categories, partially offset by the 0.5 percentage point impact of the fourth quarter items, as well as foreign currency exchange rates which had a 0.2 percentage point negative impact on year-over-year comparisons.

The gross profit margin for the fourth quarter of Fiscal 2012 was 27.2%, 0.3 percentage point above the prior year’s adjusted margin. The improvement was primarily due to buying and occupancy leverage, as well as a slight improvement in merchandise margins.

Selling, general and administrative costs as a percent of sales were 15.8% in the fourth quarter, 0.2 percentage point above the prior year’s adjusted ratio, with the fourth quarter items negatively impacting comparisons by 0.4 percentage point.

Inventory

Total inventories as of January 28, 2012, were $3.0 billion, compared with $2.8 billion at the end of the prior fiscal year. Consolidated inventories on a per-store basis, including the distribution centers, at January 28, 2012, were up 3% for the Company’s existing businesses, lower than it had anticipated. The Company’s store inventories were below prior year levels on a per-store basis. Further, as of Fiscal 2012 year end, its forward inventory purchase commitments were down significantly from last year, and it enters Fiscal 2013 with great liquidity in its inventories and in an excellent position to flow fresh spring merchandise to its stores.

Full Year and First Quarter Fiscal 2013 Outlook

For the fiscal year ending February 2, 2013, on a GAAP basis, the Company expects fully diluted earnings per share to be in the range of $2.21 to $2.31, compared with $1.93 in earnings per share in Fiscal 2012. This guidance represents an 11% to 16% increase over the prior year’s adjusted earnings per share from continuing operations of $1.99 (detailed below). This outlook is based upon estimated consolidated comparable store sales growth of 1% to 2%.

	Full Year
	FY2013E	FY2012
	(53 weeks)	(52 weeks)
EPS from continuing operations	$2.21 - $2.31	$1.93
Impact of A.J. Wright Closing	-	$.04
Store Conversion/Grand Re-Openings Costs	-	$.02
Adjusted EPS from continuing operations	$2.21 - $2.31	$1.99

The Company’s full-year guidance includes an expected $.07 per share benefit from the 53rd week in the Company’s Fiscal 2013 calendar. Excluding this benefit, this guidance represents an 8% to 13% increase over prior year.

For the first quarter of Fiscal 2013, on a GAAP basis, the Company expects fully diluted earnings per share to be in the range of $.45 to $.47 compared with $.34 last year. On an adjusted basis, excluding the items below, this guidance represents a 15% to 21% increase over prior year’s adjusted earnings per share from continuing operations of $.39. This outlook is based upon estimated consolidated comparable store sales growth of 2% to 4%.

	First Quarter
	FY2013E	FY2012
EPS from continuing operations	$.45-$.47	$.34
Impact of A.J. Wright Store Closings	-	$.04
Store Conversion/Grand Re-Openings Costs	-	$.02
Adjusted EPS from continuing operations*	$.45 -$.47	$.39

*Figures do not foot due to rounding.

The Company’s earnings guidance for the first quarter and full year Fiscal 2013 assumes that currency exchange rates will remain unchanged from current levels.

More detailed information on the effects of the A.J. Wright consolidation including store closings and costs related to converting former A.J. Wright stores to other banners (including grand re-opening costs) on Fiscal 2012 results is available in the Investor Information section of the Company’s website, www.tjx.com.

Stores by Concept

During the fiscal year ended January 28, 2012, the Company increased its store count by a net of 46 stores to end the year with 2,905 stores. The Company increased square footage by 2% over the same period last year.

	Store Locations		Gross Square Feet*
	FY2012		FY2012
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	923	983	27.3	28.7
Marshalls	830	884	26.2	27.6
HomeGoods	336	374	8.4	9.3
TJX Canada:
Winners	215	216	6.3	6.3
HomeSense	82	86	2.0	2.1
Marshalls	-	6	-	0.2
TJX Europe:
T.K. Maxx	307	332	9.8	10.5
HomeSense	24	24	0.5	0.5

TJX	2,859**	2,905	84.0**	85.3

*Square feet figures may not foot due to rounding.
** Total includes 142 stores, or 3.6 million gross square feet, from former A.J. Wright stores.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 983 T.J. Maxx, 884 Marshalls, and 374 HomeGoods stores in the United States; 216 Winners, 86 HomeSense, and 6 Marshalls stores in Canada; and 332 T.K. Maxx and 24 HomeSense stores in Europe. TJX’s press releases and financial information are also available at www.tjx.com.

Fiscal Year and Fourth Quarter 2012 Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s full year and fourth quarter Fiscal 2012 results, operations and business trends and plans for Fiscal 2013. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Wednesday, February 29, 2012 or at www.tjx.com.

February Fiscal 2013 Sales Recorded Call

Additionally, the Company expects to release its February 2012 sales results on Thursday, March 1, 2012, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s February sales results, operations and business trends will be available at www.tjx.com, or by calling (703) 736-7248 through Thursday, March 8, 2012.

Important Information at Website

Archived versions of the Company’s recorded messages and conference calls are available at the Investor Information section of www.tjx.com after they are no longer available by telephone as well as reconciliations of non-GAAP financial measures to GAAP financial measures, and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: global economies and credit and financial markets; foreign currency exchange rates; buying and inventory management; market, geographic and category expansion; customer trends and preferences; quarterly operating results; marketing, advertising and promotional programs; data security; seasonal influences; large size and scale; unseasonable weather; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures; information systems and technology; cash flows; consumer spending; merchandise quality and safety; merchandise importing; international operations; commodity prices; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings; real estate leasing; market expectations; tax matters and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (Dollars In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011

Net sales	$6,709,758	$6,331,726	$23,191,455	$21,942,193

Cost of sales, including buying and occupancy costs	4,884,369	4,666,173	16,854,249	16,040,461
Selling, general and administrative expenses	1,057,739	1,122,081	3,890,144	3,710,053
Provision (credit) for Computer Intrusion related costs	-	-	-	(11,550)
Interest expense, net	9,071	9,145	35,648	39,137

Income from continuing operations before provision for income taxes	758,579	534,327	2,411,414	2,164,092
Provision for income taxes	283,265	203,524	915,324	824,562

Income from continuing operations	475,314	330,803	1,496,090	1,339,530
Income from discontinued operations, net of income taxes	-	3,611	-	3,611

Net income	$475,314	$334,414	$1,496,090	$1,343,141

Diluted earnings per share:
Income from continuing operations	$0.62	$0.42	$1.93	$1.65
Net Income	$0.62	$0.42	$1.93	$1.65

Cash dividends declared per share	$0.095	$0.075	$0.38	$0.30

Weighted average common shares – diluted (in thousands)	762,819	795,159	773,772	812,825

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	January 28, 2012	January 29, 2011
ASSETS
Current assets:
Cash and cash equivalents	$1,507.1	$1,741.8
Short-term investments	94.7	76.3
Accounts receivable and other current assets	474.4	449.8
Current deferred income taxes, net	105.9	66.1
Merchandise inventories	2,950.5	2,765.5

Total current assets	5,132.6	5,099.5

Property and capital leases, net of depreciation	2,715.2	2,460.9
Other assets	253.9	231.5
Goodwill and tradename, net of amortization	179.9	179.9

TOTAL ASSETS	$8,281.6	$7,971.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,645.3	$1,683.9
Accrued expenses and other current liabilities	1,418.1	1,449.2

Total current liabilities	3,063.4	3,133.1

Other long-term liabilities	871.9	722.5
Non-current deferred income taxes, net	362.5	241.9
Long-term debt	774.5	774.4

Shareholders’ equity	3,209.3	3,099.9

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,281.6	$7,971.8

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Fifty-Two Weeks Ended
	January 28, 2012	January 29, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,496.1	$1,343.1
Depreciation and amortization	485.7	458.1
Deferred income tax provision	144.8	50.6
Share-based compensation	64.2	58.8
(Increase) in accounts receivable and other assets	(25.1)	(23.1)
(Increase) in merchandise inventories	(187.2)	(211.8)
Increase (decrease) in accounts payable	(36.6)	163.8
Increase in accrued expenses and other liabilities	10.7	66.1
Other	(36.7)	70.9

Net cash provided by operating activities	1,915.9	1,976.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(803.3)	(707.1)
Purchases of short-term investments	(152.0)	(119.5)
Sales and maturities of short-term investments	132.7	180.1
Other	11.6	(1.1)
Net cash (used in) investing activities	(811.0)	(647.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(1,320.8)	(1,193.4)
Proceeds from sale and issuance of common stock	219.0	176.2
Cash dividends paid	(275.0)	(229.3)
Other	41.1	22.6
Net cash (used in) financing activities	(1,335.7)	(1,223.9)

Effect of exchange rate changes on cash	(3.9)	22.2

Net (decrease) increase in cash and cash equivalents	(234.7)	127.2
Cash and cash equivalents at beginning of year	1,741.8	1,614.6

Cash and cash equivalents at end of year	$1,507.1	$1,741.8

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Net sales:
U.S. segments:
Marmaxx	$4,398,384	$4,002,076	$15,367,519	$14,092,159
HomeGoods	674,328	565,404	2,243,986	1,958,007
A.J. Wright	-	278,942	9,229	888,364
International segments:
TJX Canada	745,250	706,957	2,680,071	2,510,201
TJX Europe	891,796	778,347	2,890,650	2,493,462
Total net sales	$6,709,758	$6,331,726	$23,191,455	$21,942,193

Segment profit (loss):
U.S. segments:
Marmaxx	$601,968	$537,496	$2,073,430	$1,875,951
HomeGoods	88,386	66,221	234,445	186,535
A.J. Wright	-	(140,601)	(49,291)	(129,986)
International segments:
TJX Canada	93,700	102,064	348,028	351,989
TJX Europe	50,341	26,671	68,739	75,849
Total segment profit	834,395	591,851	2,675,351	2,360,338

General corporate expenses	66,745	48,379	228,289	168,659
Provision (credit) for Computer Intrusion related costs	-	-	-	(11,550)
Interest expense, net	9,071	9,145	35,648	39,137
Income from continuing operations before provision for income taxes	$758,579	$534,327	$2,411,414	$2,164,092

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  On January 5, 2012, TJX announced that its Board of Directors approved a two-for-one stock split of the Company’s common stock in the form of a stock dividend, payable February 2, 2012 to shareholders of record at the close of business on January 17, 2012. The stock split resulted in the issuance of 373 million shares of common stock. The balance sheet as of January 28, 2012 reflects the effect of the stock split. All historical per share amounts and references to common stock activity, as well as basic and diluted share amounts utilized in the calculation of earnings per share in the current period, have been adjusted to reflect the two-for-one stock split.
  During the fourth quarter ended January 28, 2012, TJX repurchased 12.5 million shares (adjusted for the two-for-one stock split) of its common stock at a cost of $402 million. For the fifty-two weeks ended January 28, 2012, TJX repurchased 49.7 million shares (adjusted for the two-for-one stock split) of its common stock at a cost of $1.4 billion. At the end of fiscal 2012, TJX had $225 million available under the $1 billion stock repurchase program approved in February 2011. In February 2012, TJX announced that its Board of Directors approved an additional $2 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  In the fourth quarter of fiscal 2011, TJX’s Board of Directors approved the consolidation of its A.J. Wright division whereby 90 A.J. Wright stores were converted into T.J. Maxx, Marshalls or HomeGoods stores and the remaining 72 stores, its two distribution centers and home office were closed. TJX commenced the liquidation process in the fiscal 2011 fourth quarter and 20 stores had been closed as of January 29, 2011. All of the remaining stores ceased operation by February 13, 2011. The majority of the costs to consolidate A.J. Wright were recognized in last year’s fourth quarter resulting in a fiscal 2011 fourth quarter segment loss of $141 million. Because of the timing of the store closings the remainder of the closing costs (primarily lease related obligations) and additional operating losses were reported as a $49 million A.J. Wright segment loss in the first quarter of fiscal 2012. In addition, the first quarter of fiscal 2012 included costs related to the conversion of the 90 A.J. Wright stores to other banners (primarily store payroll and occupancy costs during the approximate eight to twelve week period in which the stores were closed) and costs related to grand opening events when the stores re-opened. These costs totaled $20 million with $17 million reflected in the Marmaxx segment and $3 million in the HomeGoods year to date segment results.

The TJX Companies, Inc.
Reconciliation of Reported results to Non-GAAP measures

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods and expectations for future periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. The Tables below provide supplemental non-GAAP financial data and corresponding reconciliations to GAAP financial measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Results for Full Year FY12 reflect expenses related to the A.J. Wright consolidation, including closing costs and additional operating losses related to the closure of A.J. Wright stores not closed in Q4 FY11, and the costs related to the conversion of the former A.J. Wright stores to other TJX banners and the costs related to grand re-opening events when the stores re-opened. Segment results for Full Year FY12 for the Marmaxx and HomeGoods segments reflect the costs related to store conversions and grand re-openings of A.J. Wright stores to their banners. Results for the Full Year and Fourth Quarter FY11, reflect the operating results of the A.J. Wright segment for the fourth quarter of FY11, which includes most of the costs related to the closing of the A.J. Wright business, including closing costs as well as operating losses, and a positive benefit of $11.5M due to a reduction in the Company’s provision related to the previously announced computer intrusion(s).

The following tables show the reconciliation between Full Year FY12 and FY11 GAAP financial measures on a consolidated basis and for the Marmaxx and HomeGoods segments as well as the Fourth Quarter FY11 and the adjusted non-GAAP financial measures for the respective periods excluding the items identified above.

Full Year Fiscal 2012 - Reconciliation of expense ratios and pre-tax margin

US$ in Millions	Fiscal 2012			Fiscal 2012
	As Reported			As Adjusted
		% to			% to
	$'s	net sales	Adjustments	$'s	net sales

Net Sales	$23,191		($9)	$23,182

Cost of sales including buying and occupancy costs	16,854	72.7%	(16)	16,838	72.6%
Gross Profit Margin		27.3%			27.4%

Selling, general and administrative expenses	3,890	16.8%	(63)	3,828	16.5%

Interest expense, net	36			36

Income before taxes	$2,411	10.4%	$69	$2,481	10.7%

Full Year Fiscal 2011 - Reconciliation of expense ratios and pre-tax margin

US$ in Millions	Fiscal 2011			Fiscal 2011
	As Reported			As Adjusted
		% to			% to
	$'s	net sales	Adjustments	$'s	net sales

Net Sales	$21,942		($279)	$21,663

Cost of sales including buying and occupancy costs	16,040	73.1%	($242)	15,798	72.9%
Gross Profit Margin		26.9%			27.1%

Selling, general and administrative expenses	3,710	16.9%	($177)	3,533	16.3%

Provision (credit) for Computer Intrusion related costs	(12)		12	0

Interest expense, net	39			39

Income before taxes	$2,164	9.9%	$129	$2,293	10.6%

Note: Figures may not foot due to rounding.

Full Year Fiscal 2012 - Reconciliation of Marmaxx & HomeGoods segment margins

US$ in Millions	Fiscal 2012			Fiscal 2012		Fiscal 2011
	As Reported			As Adjusted		As Reported
		% to			% to		% to
	$'s	net sales	Adjustments	$'s	net sales	$'s	net sales

Marmaxx
Net Sales	$15,368		$0	$15,368		$14,092
Segment Profit	2,073	13.5%	17	2,090	13.6%	1,876	13.3%

HomeGoods
Net Sales	$2,244		$0	$2,244		$1,958
Segment Profit	234	10.4%	3	238	10.6%	187	9.5%

Note: Figures may not foot due to rounding.

Q4 of Fiscal 2012 - Reconciliation of expense ratios and pre-tax margin

US$ in Millions	Fiscal 2012
	As Reported
		% to
	$'s	net sales

Net Sales	$6,710

Cost of sales including buying and occupancy costs	4,884	72.8%
Gross Profit Margin		27.2%

Selling, general and administrative expenses	1,058	15.8%

Interest expense, net	9

Income before taxes	$759	11.3%

Q4 of Fiscal 2011 - Reconciliation of expense ratios and pre-tax margin

US$ in Millions	Fiscal 2011			Fiscal 2011
	As Reported			As Adjusted
		% to			% to
	$'s	net sales	Adjustments	$'s	net sales

Net Sales	$6,332		($279)	$6,053

Cost of sales including buying and occupancy costs	4,666	73.7%	($243)	4,423	73.1%
Gross Profit Margin		26.3%			26.9%

Selling, general and administrative expenses	1,122	17.7%	($177)	945	15.6%

Interest expense, net	9			9

Income before taxes	$534	8.4%	$141	$675	11.2%

Note: Figures may not foot due to rounding.

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Global Communications
(508) 390-2323